Exhibit 10.4

ADMINISTRATIVE

SERVICES AGREEMENT

BETWEEN

AMERICAN LIFE & SECURITY CORP.

AND

INVESTORS HERITAGE LIFE INSURANCE COMPANY

EXHIBITS

A     Service Pricing Agreement

B     Reports Covered By this Agreement

C     Authorized Officers of the Administrator

D     Financial Reporting Timelines

ADMINISTRATIVE

SERVICES AGREEMENT

between

AMERICAN LIFE & SECURITY CORP.

and

INVESTORS HERITAGE LIFE INSURANCE COMPANY

1. Parties

1.1           The parties to this Agreement are American Life & Security Corp. (hereinafter referred to as “ALSC”), a corporation, whose principal place of business is at 8101 0 Street, Suite 101, Lincoln, Nebraska 68510 and Investors Heritage Life Insurance Company (hereinafter referred to as “Administrator”), a Kentucky corporation, whose principal place of business is at 200 Capitol Avenue, Frankfort, Kentucky 40601.

1.2           The registered agent and address for service of process for ALSC is Rick Meyer, 8101 0 Street, Suite 101, Lincoln, Nebraska 68510 and for Administrator is Robert M. Hardy, Jr., 200 Capitol Avenue, Frankfort, Kentucky 40601.

2. Purpose

The parties desire to enter into an Agreement to provide for the performance by Administrator of certain administrative services for ALSC in connection with certain life insurance products.

3. Products

3.1           All of the life insurance products developed, filed, approved and sold by ALSC shall be covered by this Agreement (the “ALSC products”).  New Business Fees listed in Exhibit A, “Service Agreement Pricing” will be negotiated for any new non-underwritten or limited underwritten products prior to being sold.

4. Administrative Services and Pricing Agreement

4.1           Administrator will perform administrative services for ALSC as set forth in paragraph 4.2 and as priced in accordance with the Service Agreement Pricing attached as Exhibit A, with respect to the policies and certificates issued for the ALSC products (“Administrative Services”).  Exhibit B may be amended from time to time upon written notice by the Administrator. All Administrative Services will be performed in a manner reasonably acceptable to and approved by both parties.

4.2           The Administrative Services shall include the following items:

a.             Underwrite all applications for life insurance;

b.             Provide actuarial services for all life insurance;

c.             Issue all policies; cancel policies upon request.

d.             Assist ALSC in the development of ALSC’s life insurance and related products

e.             Maintain the policy and administrative forms and records for all insurance products covered by this Agreement. Administrator shall be responsible for maintaining necessary materials and supplies in sufficient quantities necessary to perform its duties hereunder. Expenses for these materials are identified as “pass-through fees” and listed on Exhibit A.  No changes to printed material shall be made without the mutual consent of the parties.

f.              Provide billing, collection, receipt, and accounting of all premiums, including any return premiums;

g.             Furnish ALSC the information necessary for ALSC’s 1099 reporting requirements;

h.             Investigate, adjudicate, settle, and pay all claims with approval of ALSC;

i.              Prepare a monthly settlement report and other reports listed on Exhibit B;

J.             Provide maintenance and summary of accounting records;

k.             Prepare all statutory filings and actuarial certifications for submission by ALSC to the appropriate regulatory entity;

I.              Respond to agent and policyholdmer inquiries;

m.            Pay commissions reported on a weekly basis;

n.             Submit all of the insurance forms for approval to the appropriate state’s Department of Insurance; and

o.             Prepare the initial drafts of the Federal Form 1120L for ALSC and the Nebraska state income and/or premium tax returns for submission by ALSC to appropriate regulatory authorities.  Administrator shall not be responsible for the final preparation, certification or filing of any federal or state tax filings.

p.             Provide reporting for unclaimed property

4.3           ALSC shall retain responsibility for making certain that its agents are properly licensed and appointed.

5. Complaints and Litigation

5.1           Each party will inform the other on a timely basis of and ALSC will respond to all Insurance Department complaints, or complaints or inquiries from any other state, federal or local governmental agency, or other inquiries or notices (“Complaints”) regarding ALSC’s products.  ALSC will forward to Administrator, in a timely manner, any Complaint so that Administrator can determine if it should respond to such Complaint.  If appropriate, Administrator may forward a draft of its response to ALSC for review.  Each party may respond on its own behalf, and will advise the other of its intent to do so.

5.2           Administrator will inform ALSC immediately of any litigation relating to ALSC’s products of which Administrator becomes aware.  ALSC will immediately inform Administrator of any litigation that names Administrator as a party.  Administrator shall not be responsible or liable for any contractual dispute between ALSC, its insureds or its agents.

6. Performance of Administrative Services

6.1           Administrator agrees to perform all functions contemplated by this Agreement in a timely and professional manner.  For Financial Reporting Timelines please see Exhibit D.

6.2           Administrator will employ individuals with the necessary skills to perform the Administrative Services according to Paragraph 6.1. above, and/or contract with the appropriate consultants who have the necessary professional qualifications to perform in a like manner.

7. Records and Reports

7.1           All original books, records, documents, accounts, and vouchers, or true copies of the same produced by Administrator pursuant to this agreement shall be located at the home office of Administrator.

7.2           All original copies of the items listed above, shall be available to ALSC upon request.  All information or data in any computerized records held by Administrator concerning ALSC’s products or related transactions shall be available to ALSC upon request.  Upon termination of this Agreement, Administrator shall provide any or all of this property to ALSC upon ALSC’s request at the home or branch office of Administrator.  Administrator shall not dispose of these records without the prior consent of ALSC. Administrator shall comply with all applicable record retention statutes and regulations of the Commonwealth of Kentucky, the state of Nebraska and any other applicable jurisdictions.

7.3           To the extent either party requests copies of any information, readable copies of all such information contained in the records maintained hereunder shall be delivered to the other party’s home office, or at any other place mutually agreeable to the parties, within ten (10) business days after written request is made for such records by an officer of either party.  Either party will comply with all reasonable requests to produce readable copies in less than ten (10) business days if either needs such copies to respond to threatened or actual litigation, complaints, examinations or regulatory inquiries from any state, federal, or local governmental agencies.

7.4           In the event of the termination of this Agreement, Administrator’s records in the possession of Administrator and the use and control of those records shall remain the property of ALSC and shall be returned to ALSC or its representative at ALSC’s request.

7.5           Section 7 shall survive the termination of this Agreement.

8. Compensation

As full and complete consideration for the services to be provided hereunder, the parties agree to accept the Pricing Agreement attached as Exhibit A which provides for an annual base fee paid to the administrator on a monthly basis and payment of pass through fees billed as indicated.  The Pricing Agreement may be modified from time to time, as agreed upon by the parties.  New Business Fees listed in Exhibit A, “Service Agreement Pricing,” will be negotiated for any new non-underwritten or limited underwritten products prior to being sold.

9. Confidentiality

9.1           Administrator and ALSC acknowledge that certain information concerning the other’s business is confidential or trade secret information, and neither party shall permit the duplication, use, or disclosure of any such ‘confidential or trade secret information’ to any person (other than its own employees, agents, representatives, independent contractors or consultants who must have such information for the performance of obligations hereunder), unless such duplication, use, or disclosure is specifically authorized in writing by the other party.  Provided, however, that Administrator and ALSC will be responsible for assuring that all such employees, agents, representatives, independent contractors, or consultants comply with section 9 of this Agreement.  ‘Confidential or trade secret information’ includes, but is not limited to all records, marketing materials, forms, rates and any materials used by the parties under this Agreement that are not meant for public dissemination.  ‘Confidential or trade secret information’ is not meant to include any information which, at the time of disclosure, is generally known to the public or the insurance industry.

9.2           Both parties agree to comply with federal and state privacy notice requirements.

9.3           Section 9 shall survive the termination of this Agreement.

10. Auditing Rights

ALSC, at its own expense, shall have the right to conduct such audit activities at least annually or more often as deemed appropriate by both parties including the right to audit the appropriate books and records of Administrator from time to time to verify the accuracy of the information supplied by Administrator to ALSC and to permit ALSC to fulfill its contractual obligations to insureds.  If ALSC requests such audits, they will be performed during regular office hours in a manner least likely to disturb the day-to-day operation of Administrator.  Administrator also recognizes the right of ALSC’s independent auditors and state insurance examiners to examine the books and records of Administrator that are applicable only to ALSC and will make reasonable efforts to allow them to do so.

11. Term and Termination

The Effective Date of the Agreement is the          day of                     , 2009, and this Agreement shall be effective for a period of five (5) years to and including                                     .  This Agreement may be terminated at any time by either party providing prior written notice of termination to the other party at least 180 days before the effective date of termination

Either party may immediately terminate this Agreement upon written notice to the other party if, with respect to such other party, there has been:

(a)   Misappropriation of Funds.  Any misappropriation or use in violation of this Agreement, of funds or property of either party by the other party; or

(b)   Bankruptcy.  Any bankruptcy, receivership or insolvency proceedings filed against a party, or there has been a common law composition of creditors of either party or the guarantor hereof, regardless of whether any of these occur voluntarily or involuntarily; or

(c)   Breach of Agreement.  Any other material breach or default by either party in its obligations under this Agreement which breach or default remains uncured more than thirty (30) days after notice thereof from the non-defaulting party specifying the nature of the breach or default; or

(d)   Fraud etc.  In the event of fraud, misrepresentation, breach of warranties or representations contained herein, abandonment, or gross and willful misconduct on the part of the other party.

12. Notice

12.1         Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

For ALSC:

American Life & Security Corp.

Attn: Rick Meyer, Chairman

8101 O Street, Suite 101

Lincoln, Nebraska 68510

For Administrator:

Investors Heritage Life Insurance Company

Attention: Harry Lee Waterfield II, President

Post Office Box 717

Frankfort, Kentucky 40602-0717

Notices sent by hand delivery shall be deemed effective on the date of hand delivery. Notices sent by overnight carrier shall be deemed effective on the next business day after being placed into the hands of the overnight carrier.  Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office.  Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed effective on the next business day.

13. Indemnification and Liability

Each party shall indemnify and shall be liable to the other for any material claims and damages, and any associated costs and reasonable attorney fees, resulting from the negligent acts or omissions, intentional acts or omissions, or regulatory violations in disregard of usual and customary operating procedures of such parties by their employees, officers, common-law agents, independent contractors or consultants. ALSC shall indemnify and hold Administrator harmless from any and all claims from any of ALSC’s policyowners, insureds or beneficiaries, unless any such claim is the direct result of Administrator’s gross negligence or willful misconduct.

14. Assignment

No right or obligation under this Agreement may be assigned by either party without the written consent of the other.

15. Governing Law

The parties to this Agreement expressly and explicitly agree that this Agreement is entered into and approved in the Commonwealth of Kentucky, that the laws of Kentucky shall govern the rights and duties of the parties and the interpretation of this Agreement, and that the Commonwealth of Kentucky shall be the exclusive and proper forum in which to bring and litigate any action arising under this Agreement.

16. Waiver

Any waiver by either party of any requirement hereunder shall be deemed to be a specific limited waiver and shall not be deemed to be a continuing waiver nor a waiver of any other requirement hereof.

17. Entire Contract and Amendments

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof.  No amendment to or modification of this Agreement shall be valid unless set forth 1n a written instrument executed by authorized officers of both parties.

18. Arbitration

18.1         Should any controversy arise between the parties which cannot be resolved in the normal course of business with respect to the interpretation of this Agreement for the performance of the respective obligations of the parties under this Agreement, the controversy shall be submitted to arbitration in accordance herewith.

18.2         The Board of Arbitration shall consist of two Arbitrators and an Umpire, all of whom shall be active or retired executive officers of insurance or reinsurance companies having no direct or indirect financial interest in either party or its affiliates. The seat of this Board of Arbitration shall be Frankfort, Kentucky unless disputants agree otherwise in writing. One Arbitrator shall be chosen by Administrator and the other by the ALSC.  The umpire shall be chosen by the two Arbitrators.

18.3         Arbitration may be initiated by either party (the petitioner) demanding arbitration and naming its Arbitrator.  The other party (the respondent) shall have thirty (30) days within which to designate its Arbitrator after receiving demand, in writing, from the petitioner.  In case the respondent fails to designate its Arbitrator within the time stated above, the petitioner is expressly authorized and empowered to name the second Arbitrator; and respondent shall not be deemed to be aggrieved thereby.  The Arbitrators shall designate an Umpire within thirty (30) days after both Arbitrators have been named.  In the event the two Arbitrators do not agree within thirty (30) days on the selection of an Umpire, each of them shall immediately name three (3) names, of whom the other two shall decline two (2); and the decision shall be made by drawing lots.  The three (3) arbitrators shall be referred to as the Board of Arbitration.

18.4         Each party shall submit its case to the Board of Arbitration within forty- five (45) days from the date of appointment of the Umpire, but this period of time may be extended by unanimous consent, in writing, of the members of the Board of Arbitration (the Board).  The Board shall interpret this Agreement as an honorable engagement rather than as a legal obligation and shall make its award with a view to effecting the general purpose and intent of this Agreement in a reasonable manner, rather than in accordance which the literal interpretation of the Agreement.  The Board shall be relieved from all judicial formalities and may abstain from following the strict rules of the law.  The decision of the Board, or a majority of the Board, in writing, rendered at the earliest convenient date, shall be final and binding upon all parties.

18.5         Administrator and ALSC shall each pay the fee of its own Arbitrator and one-half of the fee of the Umpire, and the remaining costs of the Arbitration shall be borne and paid by the party incurring the costs.

In the event both Arbitrators are chosen by the petitioner, as provided in the third paragraph of this Section, Administrator and ALSC shall each pay one-half of the fees of both the Arbitrators and the Umpire; and the remaining cost of the Arbitration shall be borne and paid by the party incurring the cost.

18.6         This Article shall survive cancellation of this Agreement.

19. Authorization

ALSC agrees to grant binding authorization for certain officers of Administrator, as set forth on Exhibit C, to sign any and all necessary documents relating to the performance of services set forth in Section 4.  These documents include, but are not limited to, underwriting reports, actuarial reports, account commission agreements, override commission agreements, master policies, amendments, letters and checks.

20. Construction

To the extent that this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner not inconsistent with such law or regulation. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

21. Effective Date

The effective date of this Agreement shall be 17th day of August, 2009.

MIDWEST HOLDING INC. (“MHI”)

By:	/S/ Rick Meyer	By:

Title:	CEO	Title:

Date:	8/11/09	Date:

INVESTORS HERITAGE LIFE INSURANCE COMPANY (“ADMINISTRATOR”)

By:	/s/ [Illegible]	By:

Title:		Title:

Date:		Date:

EXHIBIT A

SERVICE AGREEMENT PRICING

American Life & Security Corp.

Service Agreement Pricing

Pricing Structure

Our pricing structure is established so that there are no required start-up costs.  Our fees are established based on the greater of an annual minimum fee, billed and collected on a monthly basis, or monthly per policy administration and new business fees.  The annual minimum fees are as follows:

Annual Base Fee
Year1	132,500
Year 2	145,000
Year 3	155,000
Year4	165,000
Year5	175,000

The Policy Administration annual fees, on a per policy basis, along  with new business underwriting fees per application received are as follows:

Policy Administration Annual Fees:
Premium paying traditional life (with traditional riders except annuity)	$19.20
Flexible premium deferred annuity rider	3.00
Traditional paid-up, RPU, and ETI	15.40
Terminated policies	1.20

New Business Fees (per application, depending upon underwriting required)	$40.00- 75.00
Excludes pass through fees outlined below Juvenile Product	15.00

The above referenced annual fees will increase by the CPI or other agreed upon index each year.

Other pass through fees, which’ are billed and collected as needed and/or as incurred, are as follows:

Product development costs

•      Product filing fees

•      Underwriting reports (APS, MIB, MVR, Focus, etc.) and associated software costs, if any

Postage

Printing costs

•      Travel and lodging

•      Non-company audits

Software costs for NAIC filings and tax return preparation

Any other fees relative to new product types or additional accounting, actuarial or administration requirement currently outside the scope of this proposal, will be negotiated with the Company prior to prov1ding such services.

Initial Term

As stated above, the initial term of this agreement shall be for five years.

EXHIBIT B

Report(s) Covered by this Agreement

1.  A Monthly Summary Settlement Report

2.  List of Resisted Claims

3.  Annual list of Pending Litigation (from Page 3)

4.  Annual1099 Reporting

5.  Monthly Commission Reports

6.  Statutory Statements

EXHIBIT C

Officers of Administrator Authorized to Sign on Behalf of ALSC

Harry Lee Waterfield, II
Chairman of the Board;
President and Chief Executive Officer

Robert M. Hardy, Jr.
Vice President and General Counsel

Raymond L. Carr
Chief Financial Officer
Vice President, Administrative Operations

Larry Johnson
Assistant Vice President, Administrative Operations

Julie Hunsinger
Vice President and Chief Actuary

Jimmy McIver
Treasurer

Exhibit D

Financial Reporting Timelines

Monthly Base financial information will be provided by the 20th of the month following with the following timelines in place:

Receipt of approved cost-sharing allocation entries by the 10th of the month following close

Receipt of other accrual entries for which administrator does not have information by the 10th of the month following close

Online access to bank accounts including operations, custody, etc.

Downloadable file from custodian bank with transactions, ie. Interest payments, dividends, principal reductions, purchases, sales, etc.

If CMO’s are in portfolio, Book values on prepayment speeds to calculate amortization provided by 3rd business day following close

Market values by 5th business day following close

Quarterly Statutory Financial Filings would be available by 35 days following close with the following additional timelines:

FAS 115 level designation for GAAP financials, Classify securities by:

Asset Backed

Corporate

Foreign

U.S. Govt. Backed

Commercial Mtg-Backed Sec

Residential Mtg-Baked

Collateralized Debt Obligation

State and Political Subdivision

By 10th business day following the end of quarter

FAS 157 level

1

2

3

By 10th Business day following the end of quarter

NAIC Designation & Market Value

By 10th business day following end of quarter

Annual Statutory Filings would be available by February 15th